[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L G R O U P, I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP ANNOUNCES ADOPTION OF 10b5-1 PLAN
Repurchase of $36.1 Million of Shares Previously Authorized

LEBANON, Tenn. (March 8, 2007) -- CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) announced today that it adopted a written trading plan under Rule 10b5-1 of the Securities and Exchange Commission (the "Company 10b5-1 Plan") to facilitate repurchases under its previously announced $100 million share repurchase authorization, of which approximately $36.1 million remains. The Company announced yesterday that it had repurchased 1,352,500 shares of its common stock for approximately $63.9 million under a previous 10b5-1 plan that expired on Friday, March 2, 2007. The $36.1 million repurchase authorization is in addition to management’s authority to purchase 821,081 shares that remains from a 2005 repurchase authorization.

The Company 10b5-1 Plan provides for share repurchases to commence on March 8, 2007 and continue until the entire $36.1 million in shares have been purchased and is subject to certain price, market, volume and timing constraints specified in the plan. The Company may terminate the plan at any time. The Company 10b5-1 Plan does not require that any shares be purchased, and there can be no assurance that any shares will be purchased.

A 10b5-1 plan allows the Company to repurchase shares at times when it would ordinarily not be in the market because of the Company's trading policies or the possession of material non-public information.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 555 Cracker Barrel Old Country Store® restaurants and gift shops located in 41 states.

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CBRL Announces Adoption of 10b5-1 Plan

March 8, 2007

Cautionary Statement Regarding Forward Looking Information

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: successful completion of the share repurchase authorizations; the effects of incurring substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity, workers compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing or execute initiatives; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel during and after the restructuring process; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors

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CBRL Announces Adoption of 10b5-1 Plan

March 8, 2007

described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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